FOURTH AMENDED AND RESTATED AGREEMENT

by and among

LIGHTSTONE VALUE PLUS REIT II LP,

LIGHTSTONE SLP II LLC

and

DAVID LICHTENSTEIN

This Fourth Amended and Restated Agreement (this “Agreement”), by and among Lightstone Value Plus REIT II LP, a Delaware limited partnership (the “OP”), Lightstone SLP II LLC, a Delaware limited liability company (the “Company”), and David Lichtenstein, in his individual capacity, is dated August 2, 2012 and shall become effective on the effective date of the Registration Statement (as defined below). On such date, this Agreement shall supersede and replace the Third Amendment (as defined below). Until such date, the Third Amendment shall be effective in all respects.

WHEREAS, Lightstone Value Plus Real Estate Investment Trust II, Inc., a Maryland corporation (the “REIT”) has filed a Registration Statement on Form S-11 (Registration No. 333-177753) (the “Registration Statement”) for a follow-on offering (the “Follow-On Offering”) of up to 30,000,000 shares of REIT common stock (“Common Shares”) in a primary offering at a price of $10.00 per share, subject to applicable volume discounts, and up to 2,500,000 Common Shares pursuant to the REIT’s distribution reinvestment program at an initial price of $9.50 per share;

WHEREAS, the Company is majority owned by The Lightstone Group, LLC (the “Sponsor”);

WHEREAS, the Sponsor is majority owned by David Lichtenstein;

WHEREAS, the OP admitted the Company as an associate general partner pursuant to an Agreement of Limited Partnership of Lightstone Value Plus REIT II LP, dated as of April 30, 2008 (as amended to date, the “OP LPA”);

WHEREAS, the parties entered into an agreement dated June 5, 2008 (the “Original Agreement”), amended and restated the Original Agreement on October 6, 2008 (such amendment and restatement, the “First Amendment”), amended and restated the First Amendment on November 17, 2008 (such amendment and restatement, the “Second Amendment”) and amended and restated the Second Amendment on January 30, 2009 (such amendment and restatement, the “Third Amendment”); and

WHEREAS, the parties hereto wish to amend and restate the Third Amendment in its entirety.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Agreement to Purchase and Issue Associate General Partner Interests. Semiannually, until the earlier of: (a) the REIT selling all 30,000,000 Common Shares in the primary offering of the Follow-On Offering; and (b) the termination of the Follow-On Offering; the Company agrees to contribute to the OP, and David Lichtenstein agrees to fund the Company’s contribution of, cash or interests in real property of equivalent value in the amount of $100,000 for each $1,000,000 in subscriptions for Common Shares that the REIT accepts. The Company understands and agrees that if the Company elects to contribute interests in real property, a majority of the REIT’s board of directors (including a majority of its independent directors) shall determine the value of such interests in real property based on an appraisal obtained by a qualified independent real estate appraiser concerning the underlying real property. In consideration therefor, the OP agrees to issue to the Company one Associate General Partner Interest (as such term is defined in the OP LPA) for each $100,000 in cash or interests in real property of equivalent value that the Company contributes.

2. Termination of Advisory Agreement. The OP agrees that in the event of the termination of the Advisory Agreement by and among the REIT, the OP and Lightstone Value Plus REIT II LLC, a Delaware limited liability company, as amended to date, the Company may, in its sole discretion, (a) receive cash in an amount equal to the cash and interests in real property that it contributed to the OP in exchange for Associate General Partner Interests (with the value of interests in real property determined as of the time of contribution), or (b) retain the Associate General Partner Interests.

3. Miscellaneous.

3.1   This Agreement may be amended only by written instrument duly executed by the parties hereto.

3.2   This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its choice of law rules.

3.3   This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

3.4   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[ Signature page follows. ]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

/s/ David Lichtenstein
David Lichtenstein, In his individual capacity

LIGHTSTONE VALUE PLUS REIT II LP

By:	Lightstone Value Plus Real Estate Investment Trust II, Inc., its General Partner

By:	/s/ David Lichtenstein
Name: David Lichtenstein
Title: Chief Executive Officer

LIGHTSTONE SLP II LLC

By:	/s/ David Lichtenstein
Name: David Lichtenstein
Title: Member